News Release

Investor Contacts:

Tirth Patel

Edison Advisors

T: 646-653-7035

tpatel@edisongroup.com

MagneGas and European Partners Jointly Closes $7.0 Million Grant

Project Will Begin Immediate Payment on $1.0 Million Consulting Agreement Due to MagneGas

TAMPA, FL – October 9, 2018 — MagneGas Applied Technology Solutions, Inc. (“MagneGas” or the “Company”) (NASDAQ: MNGA), a leading clean technology company in the renewable resources and environmental solutions industries, announced today the successful closing of a €6.0 million ($7.0 million USD) European Commission grant together with its partner Infinite Fuels, GmbH, an emerging biofuels company based in northern Germany. The grant was awarded by the European Commission’s Executive Agency for Small and Medium-sized Enterprises (EASME), as part of their LIFE programme, a funding instrument that recognizes and supports environmental and climate preservation. The grant application was initially made by Infinite Fuels through an Eco-Innovation funding initiative within the Energy, Environment, and Resources Department of EASME as part of the LIFE Programme. MagneGas first announced it would be the recipient the LIFE grant in March 2018. Additional information regarding the LIFE Programme can be accessed through the link below:

https://ec.europa.eu/easme/en/life-programme

In addition to the roles played by MagneGas and Infinite Fuels, the Hamburg University of Applied Sciences (HAW Hamburg), a prestigious institute that focuses on innovative and applied research for sustainable solutions often in close cooperation with industry, is the research and academic partner named on the grant. HAW Hamburg, one of the leading engineering and applied science institutions in Germany today, is a strategic partner in Hamburg’s renewable energy cluster with teaching and research in wind energy, smart grid technology, solar power and biomass fuels. More information on HAW Hamburg can be found through the link below:

https://www.haw-hamburg.de/english.html

“Completion of this grant, not only through receiving the funding in hand but also the associate impact of the grant’s credibility and support of our mission, is a major milestone for us as we introduce and build commercial opportunities for MagneGas in Europe,” commented Ermanno Santilli, Chief Executive Officer of MagneGas. “First, this demonstrates the viability of gaining access to large European government-backed grants and funding for alternative energy projects and clean technology solutions similar to our technology.”

Santilli continued, “The grant writing process was extremely well managed by our advisors at Ernst & Young, and is encouraging as we seek out similar non-dilutive grant opportunities for our sterilization technology in Europe. Lastly, this project is expected to provide a steady source of scalable revenues to MagneGas as we expand our relationship with Infinite Fuels in Germany.”

“This grant is a promising example of how we are working to unlock cost-effective methods of developing our technology,” commented Scott Mahoney, Chief Financial Officer of MagneGas. “Financially, we see the $1,000,000 consulting fee to be earned by MagneGas to provide technical, research and operational expertise from our existing research and development team as a powerful way to offset startup costs related to our European market expansion. Completing this process was optimally-timed as we are quickly completing two additional grants for our waste-to-energy and sterilization applications this year.”

About MagneGas Applied Technology Solutions, Inc.

MagneGas Applied Technology Solutions, Inc. (MNGA) owns a patented process that converts various renewables and liquid wastes into MagneGas® fuels. These fuels can be used as an alternative to natural gas or for metal cutting. The Company’s testing has shown that its metal cutting fuel “MagneGas2®” is faster, cleaner and more productive than other alternatives on the market. It is also cost effective and safe to use with little changeover costs. The Company currently sells MagneGas2® into the metal working market as a replacement to acetylene.

The Company also sells equipment for the sterilization of bio-contaminated liquid waste for various industrial and agricultural markets. In addition, the Company is developing a variety of ancillary uses for MagneGas® fuels utilizing its high flame temperature for co-combustion of hydrocarbon fuels and other advanced applications. For more information on MagneGas, please visit the Company’s website at http://www.MagneGas.com.

The Company distributes MagneGas2® through Independent Distributors in the U.S and through its wholly owned distributors, ESSI, Green Arc Supply, Trico Welding Supply and Complete Welding of San Diego. ESSI has 3 locations in Florida, Green Arc 2 locations in Texas and one location in Louisiana, Trico has two locations in northern California, and Complete Welding has one location in southern California. For more information on ESSI, please visit the company’s website at http://www.weldingsupplytampa.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.